Exhibit (a)(15)


                       American Real Estate Partners, L.P.


                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

Contact:  Information Agent:
          Beacon Hill Partners, Inc.
          (212) 843-8500


                          TENDER OFFER BY AFFILIATE OF
                  AMERICAN REAL ESTATE PARTNERS, L.P. EXTENDED



Mount Kisco,  N.Y.,  July 1, 1998 - American Real Estate  Partners,  L.P. (NYSE:
ACP) announced today that its affiliate, Olympia Investors, L.P., a Delaware limited partnership, has extended the expiration date of its offers (the "Offers") to purchase up to approximately 15% of the outstanding Units in each of Integrated Resources High Equity Partners, Series 85, ("HEP-85"), High Equity Partners L.P. - Series 86 ("HEP-86") and High Equity Partners L.P. - Series 88 ("HEP-88") to 5:00 p.m., New York City time, on Friday, July 17, 1998. As of June 30, 1998, 26,278 Units in HEP-85, 25,214 Units in HEP-86, and
11,039 Units in HEP-88 had been tendered to the depositary pursuant to the Offers.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with a primary focus on office, retail, industrial, hotel and residential properties.









100 South Bedford Road   Mount Kisco, NY 10549   914-242-7700  914-
242-9282 (Fax)